Exhibit 10.3

2012 Executive Officer Compensation Arrangements

Executive Officer	Base Salary Rate(1)	Target Bonus as % of Annual Base Salary Rate

Bruce C. Cozadd Chairman and Chief Executive Officer	$750,000	100

Kathryn E. Falberg Executive Vice President and Chief Financial Officer	$460,000	50

Russell J. Cox Executive Vice President and Chief Commercial Officer	$390,000	50

Suzanne Sawochka Hooper(2) Executive Vice President and General Counsel	$465,000	50

Fintan Keegan(3) Executive Vice President, Technical Operations	€265,000	50

Jeffrey K. Tobias, M.D. Executive Vice President, Research and Development and Chief Medical Officer	$425,000	50

Karen J. Wilson Vice President, Finance and Principal Accounting Officer	$266,500	20-35

(1)	Base salary rate beginning on March 1, 2012.
(2)	Ms. Hooper assumed her position effective on March 12, 2012.
(3)	Mr. Keegan assumed his position effective on August 1, 2012.